================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*


                              Vonage Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92886T201
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

====================                                                ============
CUSIP NO.  92886T201                   13G                          PAGE 2 OF 29
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       New Enterprise Associates 11, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  92886T201                   13G                          PAGE 3 OF 29
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       NEA Partners 11, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  92886T201                   13G                          PAGE 4 OF 29
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       NEA 11 GP, LLC
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
================================================================================

====================                                                ============
CUSIP NO.  92886T201                   13G                          PAGE 5 OF 29
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       New Enterprise Associates 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  92886T201                   13G                          PAGE 6 OF 29
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       NEA Partners 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  92886T201                   13G                          PAGE 7 OF 29
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       M. James Barrett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  92886T201                   13G                          PAGE 8 OF 29
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Peter J. Barris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        297,915
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               297,915
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       28,228,337
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       18.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  92886T201                   13G                          PAGE 9 OF 29
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Forest Baskett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 10 OF 29
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Ryan D. Drant
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        15,642
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               15,642
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,946,064
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 11 OF 29
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Krishna Kolluri
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 12 OF 29
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       C. Richard Kramlich
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 13 OF 29
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Charles M. Linehan
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        15,642
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               15,642
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,946,064
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 14 OF 29
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Charles W. Newhall III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 15 OF 29
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Mark W. Perry
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 16 OF 29
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Scott D. Sandell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 17 OF 29
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Eugene A. Trainor III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            27,930,422
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        27,930,422
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,930,422
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.8%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 18 OF 29
====================                                               =============

ITEM 1(A).   NAME OF ISSUER:
             --------------
             Vonage Holdings Corp.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             -----------------------------------------------
             23 Main Street, Holmdel, NJ 07733

ITEM 2(A).   NAMES OF PERSONS FILING:
             -----------------------
             New Enterprise Associates 10, Limited Partnership ("NEA 10"); NEA Partners 10, Limited Partnership, which is the sole general partner of NEA 10 ("NEA Partners 10"); M. James Barrett ("Barrett"), Peter
             J. Barris ("Barris"), C. Richard Kramlich ("Kramlich"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor") (collectively, the "NEA 10 Managers") who are the individual general partners of NEA Partners 10; New Enterprise Associates 11, Limited Partnership ("NEA 11"); NEA Partners 11, Limited Partnership ("NEA Partners 11"), which is the general partner of NEA 11; NEA 11 GP, LLC ("NEA 11 GP"), which is the general partner of NEA Partners 11; and Forest Baskett ("Baskett"), Ryan D. Drant ("Drant"), Krishna Kolluri ("Kolluri") and Charles M. Linehan ("Linehan") (the "NEA 11-only Managers"). The NEA 10 Managers and the NEA 11-only Managers (collectively, the "Managers") are the individual managers of NEA 11 GP. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             -----------------------------------------------------------
             The address of the principal business office of NEA 10, NEA Partners 10, NEA 11, NEA Partners 11, NEA 11 GP, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Baskett, Kolluri, Kramlich, Linehan, Perry and Sandell is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris, Barrett and Drant is New Enterprise Associates, 5425 Wisconsin Ave., Suite 800, Chevy Chase, MD 20815.

ITEM 2(C).   CITIZENSHIP:
             -----------
             NEA 10, NEA Partners 10, NEA 11 and NEA Partners 11 are limited partnerships organized under the laws of the State of Delaware. NEA 11 GP is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:
             ----------------------------
             Common Stock, $.001 par value ("Common Stock").

ITEM 2(E).   CUSIP NUMBER:
             ------------
             92886T201.

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR
             -------------------------------------------------------------
             240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
             ---------------------------------------------------------
             Not applicable.

ITEM 4.      OWNERSHIP.
             ---------

             (a) Amount Beneficially Owned: NEA 10 is the record owner of 21,092,371 shares of Common Stock as of December 31, 2008 (the "NEA 10 Shares"). As the sole general partner of NEA 10, NEA Partners 10 may be deemed to own beneficially the NEA 10 Shares. As the individual general partners of NEA Partners 10, the sole general partner of NEA 10, each of the NEA 10 Managers may also be deemed to own beneficially NEA 10 Shares.

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 19 OF 29
====================                                               =============

                  NEA 11 is the record owner of 6,838,051 shares of Common Stock (the "NEA 11 Shares"). As the sole general partner of NEA 11, NEA Partners 11 may be deemed to own beneficially the NEA 11 Shares. As the general partner of NEA Partners 11, NEA 11 GP likewise may be deemed to own beneficially the NEA 11 Shares. As the individual Managers of NEA GP 11, each of the Managers also may be deemed to own beneficially the NEA 11 Shares.

                  By virtue of their relationship as affiliated entities, whose controlling entities have overlapping individual controlling persons, each of the Reporting Persons may be deemed to share the power to direct the disposition and vote of the NEA 10 Shares and the NEA 11 Shares for an aggregate of 27,930,422 shares (the "Firm Shares").

                  As of December 31, 2008 Barris is the record owner of 50,000 shares of Common Stock and options to purchase 247,915(1) shares of Common Stock (the "Option Shares") exercisable within sixty days (together, the "Barris Shares"). Accordingly, Barris may be deemed to be the beneficial owner of the Barris Shares in addition to the Firm Shares for a total of 28,228,337 shares of Common Stock.

                  As of December 31, 2008 Drant is the record owner of 15,642 shares of Common Stock (the "Drant Shares"). Accordingly, Drant may be deemed to be the beneficial owner of the Drant Shares in addition to the Firm Shares for a total of 27,946,064 shares of Common Stock.

                  As of December 31, 2008 Linehan is the record owner of 15,642 shares of Common Stock (the "Linehan Shares"). Accordingly, Linehan may be deemed to be the beneficial owner of the Linehan Shares in addition to the Firm Shares for a total of 27,946,064 shares of Common Stock.

             (b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets for each Reporting Person other than Barris are calculated based on 156,565,277 shares of Common Stock (the "10-Q Shares") reported to be outstanding by the Issuer on Amendment No. 1 to Form 10-Q filed with the Securities and Exchange Commission on December 18, 2008. The percentage set forth on the cover sheet for Barris is calculated based on 156,813,192 shares, which includes the 10-Q Shares and the Option Shares.

             (c)  Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: See Line 5 of cover sheets.

                  (ii) shared power to vote or to direct the vote: See Line 6 of cover sheets.

                  (iii) sole power to dispose or to direct the disposition of:
                        See Line 7 of cover sheets.

                  (iv)  shared power to dispose or to direct the disposition of:
                        See Line 8 of cover sheets.

             Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

             (1) This Amendment No. 3 to Schedule 13G is being filed to correct the number of options held of record by Barris as of December 31, 2008.

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 20 OF 29
====================                                               =============

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
             --------------------------------------------
             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             ---------------------------------------------------------------
             Not applicable.

ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
             ------------------------------------------------------------------
             THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
             ------------------------------------------------------------
             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
             ---------------------------------------------------------
             Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b).

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             ------------------------------
             Not applicable.

ITEM 10.     CERTIFICATION.
             -------------
             Not applicable. This Amendment No. 3 to Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 21 OF 29
====================                                               =============

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 18, 2009

NEW ENTERPRISE ASSOCIATES 11,
LIMITED PARTNERSHIP

By:      NEA PARTNERS 11, LIMITED PARTNERSHIP
         General Partner

         By:      NEA 11 GP, LLC
                  General Partner


                  By:         *
                     -----------------------------------------
                     Eugene A. Trainor III
                     Manager


NEA PARTNERS 11, LIMITED PARTNERSHIP

         By:      NEA 11 GP, LLC
                  General Partner


                  By:         *
                     -----------------------------------------
                     Eugene A. Trainor III
                     Manager


NEA 11 GP, LLC


By:         *
   --------------------------------------------------
    Eugene A. Trainor III
    Manager


NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By:      NEA PARTNERS 10, LIMITED PARTNERSHIP
         General Partner


         By:          *
             -------------------------------------------------
               Charles W. Newhall III
               General Partner

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 22 OF 29
====================                                               =============


NEA PARTNERS 10, LIMITED PARTNERSHIP

By:          *
    -------------------------------------------------
      Charles W. Newhall III
      General Partner


         *
--------------------------------------------------------------
Michael James Barrett


         *
--------------------------------------------------------------
Peter J. Barris


         *
--------------------------------------------------------------
Forest Baskett


         *
--------------------------------------------------------------
Ryan D. Drant


         *
--------------------------------------------------------------
C. Richard Kramlich


         *
--------------------------------------------------------------
Krishna Kolluri


         *
--------------------------------------------------------------
Charles M. Linehan


         *
--------------------------------------------------------------
Charles W. Newhall III


         *
--------------------------------------------------------------
Mark W. Perry


         *
--------------------------------------------------------------
Scott D. Sandell


         *
-----------------------------------------------------
Eugene A. Trainor III

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 23 OF 29
====================                                               =============





                                       *By: /s/ Shawn Conway
                                            ------------------------------------
                                            Shawn Conway
                                            As attorney-in-fact


This Amendment No. 3 to Schedule 13G was executed by Shawn Conway on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which is attached as Exhibit 2.

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 24 OF 29
====================                                               =============


                                                                       EXHIBIT 1
                                                                       ---------


                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Vonage Holdings Corp.

         EXECUTED this 18th day of February, 2009.


NEW ENTERPRISE ASSOCIATES 11,
  LIMITED PARTNERSHIP


By:      NEA PARTNERS 11, LIMITED PARTNERSHIP
         General Partner

         By:      NEA 11 GP, LLC
                  General Partner


                  By:         *
                     -----------------------------------------
                     Eugene A. Trainor III
                     Manager


NEA PARTNERS 11, LIMITED PARTNERSHIP

         By:      NEA 11 GP, LLC
                  General Partner


                  By:         *
                     -----------------------------------------
                     Eugene A. Trainor III
                     Manager


NEA 11 GP, LLC


By:         *
   --------------------------------------------------
    Eugene A. Trainor III
    Manager

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 25 OF 29
====================                                               =============


NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By:      NEA PARTNERS 10, LIMITED PARTNERSHIP
         General Partner


         By:           *
              ------------------------------------------------
                Charles W. Newhall III
                General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP


By:           *
     ------------------------------------------------
       Charles W. Newhall III
      General Partner


         *
--------------------------------------------------------------
Michael James Barrett


         *
--------------------------------------------------------------
Peter J. Barris


         *
--------------------------------------------------------------
Forest Baskett


         *
--------------------------------------------------------------
Ryan D. Drant


         *
--------------------------------------------------------------
C. Richard Kramlich


         *
--------------------------------------------------------------
Krishna Kolluri


         *
--------------------------------------------------------------
Charles M. Linehan


                  *
--------------------------------------------------------------
Charles W. Newhall III

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 26 OF 29
====================                                               =============


         *
--------------------------------------------------------------
Mark W. Perry


         *
--------------------------------------------------------------
Scott D. Sandell


         *
-----------------------------------------------------
Eugene A. Trainor III


                                       *By: /s/ Shawn Conway
                                           -------------------------------------
                                            Shawn Conway
                                            As attorney-in-fact


This Agreement was executed by Shawn Conway on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which is attached as Exhibit 2.

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 27 OF 29
====================                                               =============

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Charles W. Newhall III, Louis S. Citron, Eugene A. Trainor III and Shawn Conway, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of March, 2007.


                                       /s/ Forest Baskett
                                       -----------------------------------------
                                       Forest Baskett


                                       /s/ M. James Barrett
                                       -----------------------------------------
                                       M. James Barrett


                                       /s/ Peter J. Barris
                                       -----------------------------------------
                                       Peter J. Barris


                                       /s/ Ryan Drant
                                       -----------------------------------------
                                       Ryan Drant


                                       /s/ Shawn Conway
                                       -----------------------------------------
                                       Shawn Conway


                                       /s/ Paul Hsiao
                                       -----------------------------------------
                                       Paul Hsiao


                                       /s/ Vladimir Jacimovic
                                       -----------------------------------------
                                       Vladimir Jacimovic

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 28 OF 29
====================                                               =============


                                       /s/ Patrick J. Kerins
                                       -----------------------------------------
                                       Patrick J. Kerins

                                       /s/ Suzanne King
                                       -----------------------------------------
                                       Suzanne King


                                       /s/ Krishna Kolluri
                                       -----------------------------------------
                                       Krishna Kolluri


                                       /s/ C. Richard Kramlich
                                       -----------------------------------------
                                       C. Richard Kramlich


                                       /s/ Charles M. Linehan
                                       -----------------------------------------
                                       Charles M. Linehan


                                       /s/ Peter T. Morris
                                       -----------------------------------------
                                       Peter T. Morris


                                       /s/ John M. Nehra
                                       -----------------------------------------
                                       John M. Nehra


                                       /s/ Charles W. Newhall III
                                       -----------------------------------------
                                       Charles W. Newhall III


                                       /s/ Jason R. Nunn
                                       -----------------------------------------
                                       Jason R. Nunn


                                       /s/ Mark W. Perry
                                       -----------------------------------------
                                       Mark W. Perry


                                       /s/ Michael Raab
                                       -----------------------------------------
                                       Michael Raab


                                       /s/ Scott D. Sandell
                                       -----------------------------------------
                                       Scott D. Sandell


                                       /s/ A. Brooke Seawell
                                       -----------------------------------------
                                       A. Brooke Seawell

====================                                               =============
CUSIP NO.  92886T201                   13G                         PAGE 29 OF 29
====================                                               =============


                                       /s/ Eugene A. Trainor III
                                       -----------------------------------------
                                       Eugene A. Trainor III


                                       /s/ Sigrid Van Bladel
                                       -----------------------------------------
                                       Sigrid Van Bladel


                                       /s/ Ravi Viswanathan
                                       -----------------------------------------
                                       Ravi Viswanathan


                                       /s/ Harry Weller
                                       -----------------------------------------
                                       Harry Weller